Filed Pursuant to Rule 424(b)(2)
File No. 333-263244

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective by rule of the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION,

PRELIMINARY PROSPECTUS SUPPLEMENT DATED DECEMBER 4, 2024

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 2, 2022)

$   % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055

We are offering $    aggregate principal amount of  % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 (the “notes”). The notes will bear interest (i) from and including the original issue date (as defined herein) to, but excluding, July 15, 2030 at the rate of  % per annum and (ii) from and including July 15, 2030, during each Reset Period (as defined herein) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus a spread of  %, to be reset on each Reset Date (as defined herein). The notes will mature on July 15, 2055. Interest on the notes will accrue from and including    , 2024 and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2025.

So long as no Event of Default (as defined herein) with respect to the notes has occurred and is continuing, we may, at our option, defer interest payments on notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods (as defined herein). During any deferral period, interest on the notes will continue to accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such deferral period in accordance with the terms of the notes) and, in addition interest on deferred interest will accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such deferral period in accordance with the terms of the notes), compounded semi-annually, to the extent permitted by applicable law. See “Description of the Notes—Option to Defer Interest Payments.”

At our option, we may redeem notes at the times and at the applicable redemption prices described in this prospectus supplement. The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined herein). The notes will rank equally in right of payment with our existing $950 million aggregate principal amount of 7.600% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 and with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment. None of our subsidiaries will guarantee the notes. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the notes on any securities exchange of trading facility or for inclusion of the notes in any automated quotation system.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-13 of this prospectus supplement.

	Price to Public(1)		Underwriting Discount		Proceeds, Before Expenses, to Us
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2024, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form on or about    , 2024.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities	Morgan Stanley	Credit Agricole CIB

The date of this prospectus supplement is    , 2024.

Prospectus

The AES Corporation	1
Where You Can Find More Information	2
Special Note on Forward-Looking Statements	2
Use of Proceeds	2
Description of Securities	3
Validity of Securities	3
Experts	3

We and the underwriters have not authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer or sale of notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date appearing on the front cover of this prospectus supplement or the accompanying prospectus, as applicable, or the date of the applicable incorporated document. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we are offering to sell the notes using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. You should read this prospectus supplement together with the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in the notes. If the information in this prospectus supplement or the information incorporated by reference into this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference into this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

INCORPORATION BY REFERENCE

We have “incorporated by reference” into this prospectus supplement and the accompanying prospectus certain documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus supplement and the accompanying prospectus, unless we provide you with different information in this prospectus supplement or the information is modified or superseded by a subsequently filed document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document.

This prospectus supplement and the accompanying prospectus incorporate the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules and regulations), which contain important information about us, our business, our financial condition and various important risks you should consider before investing in the notes:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”), filed with the SEC on February 26, 2024;

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 2, 2024, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August  1, 2024 and our Quarterly Report on Form 10-Q for the quarter ended September  30, 2024, filed with the SEC on October 31, 2024 (each a “Quarterly Report” and collectively, the “Quarterly Reports”);

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 14, 2024; and

•	our Current Reports on Form 8-K filed with the SEC on January 19, 2024, April 26, 2024, May 21, 2024 and October 4, 2024, as amended on October 7, 2024.

Any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus supplement and before the completion of this offering of the notes will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update, where applicable, and supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus supplement or the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an internet site at http://www.sec.gov, from which you can access our filings with the SEC. We maintain an internet site located at http://www.aes.com, which contains information pertaining to us. The website (including the information contained in the website or connected to the website) is not and shall not be deemed incorporated into or a part of this prospectus supplement or the accompanying prospectus.

We have filed a registration statement on Form S-3 with the SEC with respect to the notes offered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits for that information.

Any statement contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein concerning, describing or summarizing the provisions of any document filed with the SEC is not necessarily complete, and is qualified in its entirety by reference to the full text of the document filed.

You may obtain, at no cost, copies of each of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference in that filing) by writing or telephoning the office of General Counsel, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203, telephone number (703) 682-1159.

SUMMARY

The following summary contains certain information about us and the offering of the notes. It does not contain all of the information that may be important to you in making a decision to invest in the notes. We urge you to carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including our financial statements and related notes. You should also read the sections entitled “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”) and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2024, June 30, 2024 and September 30, 2024 (each a “Quarterly Report”), and any subsequently filed Exchange Act reports for a discussion of important risks that you should consider before investing in the notes.

Unless otherwise indicated or the context otherwise requires, the terms “AES,” “we,” “our,” “us” and “the Company” refer to The AES Corporation, including all of its subsidiaries and affiliates, collectively. The term “The AES Corporation” or “Parent Company” refers only to the parent, a publicly held holding company, The AES Corporation, excluding its subsidiaries and affiliates.

We are a diversified power generation and utility company organized into the following four Strategic Business Units (“SBUs”), mainly organized by technology: Renewables (solar, wind, energy storage, hydro, biomass, and landfill gas), Utilities (Indianapolis Power & Light Company (“AES Indiana”), The Dayton Power & Light Company (“AES Ohio”) and AES El Salvador), Energy Infrastructure (natural gas, liquefied natural gas, coal, pet-coke, diesel, and oil), and New Energy Technologies (green hydrogen, Fluence, Uplight and 5B).

Strategic Highlights

AES is leading the industry’s transition to clean energy by investing in renewables, utilities, and technology businesses.

•	The Company’s PPA backlog, which consists of projects with signed contracts, but which are not yet operational, is 12.7 GW, including 4.0 GW under construction.

•	The Company signed agreements with data center customers for a total of 2.1 GW as of October 31, 2024.

•	In 2023 and year-to-date 2024, the Company has announced or closed nearly three-quarters of its $3.5 billion asset sale proceeds target through 2027.

Business Lines and Strategic Business Units

Within our four SBUs, we have two primary lines of business: generation and utilities. The generation line of business uses a wide range of fuels and technologies to generate electricity such as coal, gas, hydro, wind, solar, and biomass. Our utilities business comprises businesses that transmit, distribute, and in certain circumstances, generate power. In addition, we have operations in the renewables area. These efforts include projects primarily in wind, solar, and energy storage.

Generation

As of September 30, 2024, we owned and/or operated a generation portfolio of 36,719 MW, including generation from our integrated utility, AES Indiana. Our generation fleet is diversified by fuel type.

Performance drivers of our generation businesses include types of electricity sales agreements, plant reliability and flexibility, availability of generation capacity to meet contracted sales, fuel costs, seasonality, weather variations, economic activity, fixed-cost management, and competition.

Utilities

Our utility businesses consist of AES Indiana and AES Ohio in the U.S. and four utilities in El Salvador. AES’ six utility businesses distribute power to 2.6 million people and AES’ two utilities in the U.S. also include generation capacity totaling 3,371 MW.

AES Indiana, our fully integrated utility, and AES Ohio, our transmission and distribution regulated utility, each operate as the sole distributors of electricity within their respective jurisdictions. AES Indiana owns and operates all of the facilities necessary to generate, transmit and distribute electricity. AES Ohio owns and operates all of the facilities necessary to transmit and distribute electricity. At our distribution business in El Salvador, we face limited competition due to significant barriers to enter the market. According to El Salvador’s regulation, large regulated customers have the option of becoming unregulated users and requesting service directly from generation or commercialization agents.

In general, our utilities sell electricity directly to end-users, such as homes and businesses, and bill customers directly. Key performance drivers for utilities include the regulated rate of return and tariff, seasonality, weather variations, economic activity and reliability of service.

Recent Developments

We intend to enter into a revolving credit facility (the “2024 Revolving Credit Facility”) that will replace an existing subsidiary credit facility that is guaranteed by The AES Corporation. The 2024 Revolving Credit Facility will, among other things, (i) result in The AES Corporation being the borrower and sole obligor under the facility, (ii) permit amounts drawn under the facility to be used for general corporate purposes and (iii) have a maturity date two years from the closing date of the 2024 Revolving Credit Facility. The aggregate principal amount under the 2024 Revolving Credit Facility is proposed to be $300 million with an accordion feature permitting expansion to $350 million, subject to successful syndication and receipt of commitments from lenders in such aggregate amount. Our entry into the proposed 2024 Revolving Credit Facility is subject to various factors, including market conditions, the successful syndication and receipt of commitments from lenders and the execution of definitive documentation. Although we expect such definitive documentation to be executed during the fourth quarter of 2024, there can be no assurance that we will enter into the 2024 Revolving Credit Facility on the terms described, on the expected timeline or at all. The offering of the notes is not conditioned on the closing of the 2024 Revolving Credit Facility.

COMPANY INFORMATION

We were incorporated in the State of Delaware in 1981. Our principal executive office is located at 4300 Wilson Boulevard, Arlington, Virginia 22203, and our telephone number is (703) 522-1315.

The name “AES” and our logo are AES-owned trademarks, service marks or trade names. All other trademarks, trade names or service marks appearing in or incorporated by reference into this prospectus supplement or the accompanying base prospectus are owned by their respective holders.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The table below presents our summary historical consolidated financial information for the periods presented, which should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes in our Annual Report and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes in our Quarterly Report, which are incorporated by reference herein. The summary consolidated balance sheet data as of September 30, 2024 have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated statement of operations data for each of the years in the three-year period ended December 31, 2023 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated statement of operations data for each of the nine-month periods ended September 30, 2024 and 2023 have been derived from our unaudited condensed consolidated financial statements incorporated by reference herein.

Our historical results for any prior period are not necessarily indicative of results to be expected for any future period.

	Nine Months Ended September 30,		Years Ended December 31,
	2024	2023	2023	2022	2021
	(unaudited, $ in millions)		(audited, $ in millions)
Statement of Operations Data:
Revenue:
Regulated	$2,662	$2,649	$3,423	$3,538	$2,868
Non-Regulated	6,654	7,051	9,245	9,079	8,273

Total revenue	9,316	9,700	12,668	12,617	11,141

Cost of Sales:
Regulated	(2,224)	(2,298)	(2,991)	(3,162)	(2,448)
Non-Regulated	(5,198)	(5,392)	(7,173)	(6,907)	(5,982)

Total cost of sales	(7,422)	(7,690)	(10,164)	(10,069)	(8,430)

Operating margin	1,894	2,010	2,504	2,548	2,711

General and administrative expenses	(198)	(191)	(255)	(207)	(166)
Interest expense	(1,125)	(966)	(1,319)	(1,117)	(911)
Interest income	312	398	551	389	298
Loss on extinguishment of debt	(11)	(1)	(63)	(15)	(78)
Other expense	(153)	(38)	(99)	(68)	(60)
Other income	120	36	89	102	410
Gain (loss) on disposal and sale of businesses interests	43	(4)	134	(9)	(1,683)
Goodwill impairment expense	—	—	(12)	(777)	—
Asset impairment expense	(355)	(352)	(1,067)	(763)	(1,575)
Foreign currency transaction gains (losses)	2	(209)	(359)	(77)	(10)
Other non-operating expense	—	—	—	(175)	—

Income (loss) from continuing operations before taxes and equity in earnings of affiliates	529	683	104	(169)	(1,064)

	Nine Months Ended September 30,		Years Ended December 31,
	2024	2023	2023	2022	2021
	(unaudited, $ in millions)		(audited, $ in millions)
Income tax benefit (expense)	(52)	(179)	(261)	(265)	133
Net equity in losses of affiliates	(21)	(43)	(32)	(71)	(24)

Income (loss) from continuing operations	456	461	(189)	(505)	(955)
Gain from disposal of discontinued businesses, net of income tax expense of $7, $0, and $-1, respectively	(7)	—	7	—	4
Net income (loss)	449	461	(182)	(505)	(951)
Less: Net loss (income) attributable to noncontrolling interests and redeemable stock of subsidiaries	670	(118)	431	(41)	542

Net income (loss) attributable to The AES Corporation	$1,119	$343	$249	$(546)	$(409)

As of September 30, 2024
(unaudited, $ in millions)
Balance Sheet Data:
Total Assets	$50,079
Debt:
Recourse	6,549
Non-recourse	22,903
Total Debt	29,452

THE OFFERING

The following is a summary of some of the terms of the notes offered hereby. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	The AES Corporation.

Notes Offered	$ aggregate principal amount of % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055.

Maturity	The notes will mature on July 15, 2055.

Interest Rate	The notes will bear interest (i) from and including , 2024 to, but excluding, July 15, 2030 (the “First Reset Date”) at the rate of % per annum and (ii) from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of %, to be reset on each Reset Date. For the definitions of the terms “Reset Period,” “Five-year U.S. Treasury Rate,” “Reset Interest Determination Date” and “Reset Date” and for other important information concerning the calculation of interest on the notes, see “Description of the Notes—Interest Rate and Maturity” in this prospectus supplement.

Interest Payment Dates	Subject to our right to defer interest payments as described under “Optional Interest Deferral” below, interest on the notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2025 (each, an “Interest Payment Date”).

Optional Interest Deferral

So long as no Event of Default with respect to the notes has occurred and is continuing, we may, at our option, defer interest payments on the notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods each (each such deferral period, commencing on the Interest Payment Date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the notes or end on a day other than the day immediately preceding an Interest Payment Date. In other words, we may declare at our discretion up to a ten-year interest payment moratorium on the notes and may choose to do that on one or more occasions. No interest will be due or payable on the notes during any such Optional Deferral Period unless we elect, at our option, to redeem notes during such Optional Deferral Period, in which case accrued and unpaid interest to, but excluding, the redemption date will be due and payable on such redemption date only on the notes being redeemed, or unless the principal of and interest on the notes shall have been declared due and payable as the result of an Event of Default with respect to the notes, in which case all accrued and unpaid interest on the notes shall become due and payable. We may elect, at our option, to extend the length of any Optional Deferral Period that is shorter than 20 consecutive semi-annual Interest Payment Periods (so long as the entire Optional Deferral Period does not exceed 20 consecutive semi-annual Interest Payment Periods or extend beyond the final maturity date of the notes) and to shorten the length of any Optional Deferral Period. We cannot begin a new Optional Deferral Period until we have paid all accrued and unpaid interest on the notes from any previous Optional Deferral Period. During any Optional Deferral Period, interest on the notes will continue to accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes). In addition, during any Optional Deferral Period, interest on the deferred interest will accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes), compounded semi-annually, to the extent permitted by applicable law. For the definition of the term “Event of Default,” see “Description of the Notes—Events of Default” in this prospectus supplement, and for the definition of the term “Interest Payment Period” and other important information concerning our right to defer interest payments on the notes, see “Description of the Notes—Option to Defer Interest Payments” in this prospectus supplement.

For information concerning U.S. federal income tax consequences to certain holders if payments of interest are deferred, see “Risk Factors—Holders subject to U.S. federal income taxation may have to pay taxes on interest on the notes before they receive payments from us” and “U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Exercise of Deferral Option” in this prospectus supplement.

Certain Restrictions During an Optional Deferral Period	During an Optional Deferral Period, we may not do any of the following (subject to certain exceptions):

•	declare or pay any dividends or distributions on any Capital Stock (as defined in “Description of the Notes—Option to Defer Interest Payments”) of The AES Corporation;

•	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of The AES Corporation;

•	pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of The AES Corporation that ranks equally with or junior to the notes in right of payment; or

•	make any payments with respect to any guarantees by The AES Corporation of any indebtedness if such guarantees rank equally with or junior to the notes in right of payment.

For further important information, including information concerning the exceptions referred to above, see “Description of the Notes—Option to Defer Interest Payments” in this prospectus supplement.

Ranking	The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness, to the extent and in the manner set forth under the caption “Description of the Notes— Subordination” in this prospectus supplement. For the definition of the term “Senior Indebtedness,” see “Description of the Notes—Subordination” in this prospectus supplement. The notes will rank equally in right of payment with our existing $950 million aggregate principal amount of 7.600% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 and with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment. The notes will be effectively subordinated in right of payment to any secured indebtedness we have incurred or may incur (to the extent of the value of the collateral securing such secured indebtedness) and will also be effectively subordinated to all existing and future indebtedness and other liabilities and any preferred equity of our subsidiaries. For additional information, see “Risk Factors—The notes are subordinated or effectively subordinated to all other indebtedness of The AES Corporation and its subsidiaries (other than any unsecured indebtedness The AES Corporation has incurred or may in the future incur that ranks junior to or pari passu with the notes including AES’ existing 7.600% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055) and the indenture does not limit the aggregate amount of indebtedness that The AES Corporation or its subsidiaries may incur” and “Description of the Notes—Ranking” in this prospectus supplement and “Risk Factors—Risks Related to the Notes—The AES Corporation is a holding company and its ability to make payments on its outstanding indebtedness, is dependent upon the receipt of funds from our subsidiaries,” “Risk Factors—Risks Related to the Notes—The notes are subordinated or effectively subordinated to all of our indebtedness (other than any unsecured indebtedness that we may in the future incur that ranks junior to or pari passu with the notes) and the indenture does not limit the aggregate amount of indebtedness that we or our subsidiaries may incur” and “Description of the Notes—Ranking” in this prospectus supplement

As of September 30, 2024:

•	The AES Corporation had approximately $5.6 billion of senior unsecured debt and no secured debt outstanding;

•	our subsidiaries, excluding entities held for sale, had approximately $22.5 billion of debt outstanding, all of which was non-recourse debt; and

•	we had approximately $698 million outstanding under supplier financing arrangements,

all of which ranks senior in right of payment to the notes. In addition, as of September 30, 2024, AES had $950 million aggregate principal amount of its 7.600% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 outstanding, which will rank equal in right of payment to the notes.

No Guarantees	The notes will not be guaranteed by any of our subsidiaries.

Mandatory Redemption	We will not be required to make mandatory redemption or sinking fund payments on the notes or to repurchase the notes at the option of the holders.

Optional Redemption	At our option, we may redeem some or all of the notes, as applicable, before their maturity as follows:

•

in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date, at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, subject to the terms described in the first paragraph under “Description of the Notes—Redemption—Redemption Procedures; Cancellation of Redemption” in this prospectus supplement, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date;

•

in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined in “Description of the Notes—Redemption—Redemption Following a Tax Event” in this prospectus supplement) at a redemption price in cash equal to 100% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “Description of the Notes—Redemption—Redemption Procedures; Cancellation of Redemption” in this prospectus supplement, accrued and unpaid interest on the notes to, but excluding, the redemption date; and

•

in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined in “Description of the Notes—Redemption—Redemption Following a Rating Agency Event” in this prospectus supplement) at a redemption price in cash equal to 102% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “Description of the Notes—Redemption—Redemption Procedures; Cancellation of Redemption” in this prospectus supplement, accrued and unpaid interest on the notes to, but excluding, the redemption date.

Covenants	The notes and related indenture will not limit the amount of Senior Indebtedness that The AES Corporation may incur or the amount of other indebtedness or liabilities that The AES Corporation or any of its subsidiaries may incur, and do not contain any financial or other similar restrictive covenants.

Book-Entry Form	The notes will be issued in registered book-entry form represented by one or more global notes to be deposited with or on behalf of The Depository Trust Company, or DTC, or its nominee. The notes will initially be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. Transfers of the notes will be effected only through the facilities of DTC. Beneficial interests in the global notes may not be exchanged for certificated notes except in limited circumstances.

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. The notes will not be listed on any securities exchange or automated quotation system.

Use of Proceeds	The expected net proceeds from this offering are estimated to be approximately $ million, after deducting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay existing indebtedness, including borrowings under the revolving facility of our senior credit facility, and for general corporate purposes. See “Use of Proceeds.”

Trustee	Deutsche Bank Trust Company Americas.

Governing Law	The State of New York.

Risk Factors	Before investing in the notes, you should carefully consider the information discussed under the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks discussed below, together with the financial and other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes. In addition to the risk factors discussed below, please read the sections entitled “Risk Factors” and “Forward-Looking Information and Risk Factor Summary” in our Annual Report, which is incorporated herein by reference, and the section entitled “Forward-Looking Statements” in this prospectus supplement, for more information about important risks that you should consider before investing in the notes.

Risks Related to the Notes

The AES Corporation is a holding company and its ability to make payments on its outstanding indebtedness, is dependent upon the receipt of funds from our subsidiaries.

The AES Corporation is a holding company with no material assets other than the stock of its subsidiaries. Almost all of The AES Corporation’s cash flow is generated by the operating activities of its subsidiaries. Therefore, The AES Corporation’s ability to make payments on its indebtedness and to fund its other obligations is dependent not only on the ability of its subsidiaries to generate cash, but also on the ability of the subsidiaries to distribute cash to it in the form of dividends, fees, interest, tax sharing payments, loans or otherwise.

Our subsidiaries face various restrictions in their ability to distribute cash. Most of the subsidiaries are obligated, pursuant to loan agreements, indentures or non-recourse financing arrangements, to satisfy certain restricted payment covenants or other conditions before they may make distributions to The AES Corporation. Business performance and local accounting and tax rules may also limit dividend distributions. Subsidiaries in foreign countries may also be prevented from distributing funds to The AES Corporation as a result of foreign governments restricting the repatriation of funds or the conversion of currencies.

The AES Corporation’s subsidiaries are separate and distinct legal entities and, unless they have expressly guaranteed any of The AES Corporation’s indebtedness, have no obligation, contingent or otherwise, to pay any amounts due pursuant to such debt or to make any funds available whether by dividends, fees, loans or other payments.

The notes will be structurally subordinated to the liabilities of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes offered hereby or to make any funds available therefor, whether by dividends, fees, loans or other payments. Any right we have to receive any assets of any of our subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of our debt to participate in the distribution of, or to realize proceeds from, those assets) will be structurally subordinated to the claims of any such subsidiary’s creditors (including trade creditors and holders of debt issued by such subsidiary). Accordingly, the notes will be structurally subordinated to all liabilities of our subsidiaries. At September 30, 2024, our subsidiaries, excluding entities held for sale, had approximately $22.5 billion of debt outstanding. The indenture governing the notes will not limit the ability of our subsidiaries to incur additional debt, including guaranteeing other debt of The AES Corporation.

The notes are subordinated or effectively subordinated to all of our indebtedness (other than any unsecured indebtedness that we may in the future incur that ranks junior to or pari passu with the notes including AES’ existing 7.600% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055) and the indenture does not limit the aggregate amount of indebtedness that we or our subsidiaries may incur.

Pursuant to the terms of the indenture, the notes will be subordinated in right of payment to all of our existing and future Senior Indebtedness (as defined in “Description of the Notes—Subordination”). This means that, in the event of (a) our dissolution, winding-up, liquidation or reorganization, (b) our failure to pay any interest, principal or other monetary amounts due on any of its Senior Indebtedness when due (and continuance of that default beyond any applicable grace period) or (c) acceleration of the maturity of any of our Senior Indebtedness as a result of a default, we will not be permitted to make any payments on the notes until, in the case of clause (a), all amounts due or to become due on all of its Senior Indebtedness have been paid in full, or, in the case of clauses (b) and (c), all amounts due on its Senior Indebtedness have been paid in full. For additional information about the subordination of the notes to our Senior Indebtedness, see “Description of the Notes—Subordination” in this prospectus supplement.

At September 30, 2024, The AES Corporation had approximately $5.6 billion aggregate principal amount of Senior Indebtedness outstanding. In addition, the notes will be effectively subordinated in right of payment to any secured indebtedness we may incur in the future (to the extent of the value of the collateral securing such secured indebtedness). As of September 30, 2023, the AES Corporation had no secured debt outstanding as a result of its receipt of an investment grade rating by Standard & Poor’s in November 2020. However, prior to November 2020, all outstanding obligations under our senior credit facility and our senior secured first lien notes due 2025 (the “2025 Notes”) and our senior secured first lien notes due 2030 (the “2030 Notes”) were secured by certain of our assets, including the pledge of capital stock of many of The AES Corporation’s directly held subsidiaries. If at least two of Moody’s, Standard & Poor’s or Fitch cease to provide an investment grade rating to our long-term debt securities, and we were unable to obtain an investment grade rating by another ratings agency, the collateral reversion provisions in our senior credit facility and the indenture governing the 2025 Notes and the 2030 Notes would require us to secure the indebtedness outstanding under such instruments with substantially the same collateral. Most of the debt of The AES Corporation’s subsidiaries is secured by substantially all of the assets of those subsidiaries. Due to the subordination of the notes to our Senior Indebtedness and the effective subordination of the notes to any of our secured indebtedness, if our assets are distributed upon dissolution, winding-up, liquidation or reorganization, holders of our Senior Indebtedness and any secured indebtedness would likely recover more, ratably, than the holders of the notes, and it is possible that no payments would be made to the holders of the notes.

The notes will rank equally in right of payment with AES’ outstanding 7.600% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 and with any future unsecured indebtedness that AES may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment. At September 30, 2024, AES had $950 million aggregate principal amount of its 7.600% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 outstanding.

The indenture governing the notes does not limit the amount of Senior Indebtedness or secured indebtedness that may be incurred by The AES Corporation or the amount of other indebtedness or liabilities that may be incurred by The AES Corporation or any of its subsidiaries. The incurrence by The AES Corporation or its subsidiaries of additional indebtedness, including the incurrence of additional Senior Indebtedness or secured indebtedness by The AES Corporation, may have adverse consequences for the holders of the notes, including making it more difficult for The AES Corporation to satisfy its obligations with respect to the notes, a loss of all or part of the trading value of the notes and a risk that one or more of the credit ratings of the notes could be lowered or withdrawn. Both The AES Corporation and its subsidiaries expect to incur substantial amounts of additional indebtedness, including Senior Indebtedness, in the future.

The interest rate on the notes will reset on the First Reset Date and each subsequent Reset Date.

The interest rate on the notes from their original issue date to the First Reset Date will be  % per annum. Beginning on the First Reset Date, the interest rate on the notes for each Reset Period will equal the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of  %, to be reset on each Reset Date. We have no control over the factors that may affect U.S. Treasury rates, including geopolitical, economic, financial, political, regulatory, judicial or other conditions or events.

The historical Five-year U.S. Treasury Rates are not an indication of future Five-year U.S. Treasury Rates.

As noted above, the annual interest rate on the notes for each Reset Period will be set by reference to the Five year U.S. Treasury Rate as of the most recent Reset Interest Determination Date. In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time in the future and you should not take historical U.S. Treasury rates as an indication of future U.S. Treasury Rates.

We can defer interest payments on the notes for one or more Optional Deferral Periods of up to 20 consecutive semi-annual Interest Payment Periods each. This may affect the market price of the notes.

So long as no Event of Default (as defined in “Description of the Notes—Events of Default”) with respect to the notes has occurred and is continuing, we may, at our option, defer interest payments on the notes, from time to time, for one or more Optional Deferral Periods of up to 20 consecutive semi-annual Interest Payment Periods each, except that no such Optional Deferral Period may extend beyond the final maturity date of the notes or end on a day other than the day immediately preceding an Interest Payment Date. In other words, we may declare at our discretion up to a ten-year interest payment moratorium on the notes and may choose to do that on one or more occasions. Moreover, following the end of any Optional Deferral Period, if all amounts then due on the notes are paid, we could immediately start a new Optional Deferral Period of up to 20 consecutive semi-annual Interest Payment Periods. No interest will be paid or payable on the notes during any Optional Deferral Period unless we elect, at our option, to redeem notes during such Optional Deferral Period, in which case accrued and unpaid interest to, but excluding, the redemption date will be due and payable on such redemption date only on the notes being redeemed, or unless the principal of and interest on the notes shall have been declared due and payable as a result of an Event of Default with respect to the notes, in which case all accrued and unpaid interest on the notes shall become due and payable. Instead, interest on the notes would be deferred but would continue to accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes). In addition, during any Optional Deferral Period interest on the deferred interest would accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes), compounded semi-annually, to the extent permitted by applicable law. If we exercise this interest deferral right, the notes may trade at a price that does not reflect the value of accrued and unpaid interest on the notes or that is otherwise substantially less than the price at which the notes would have traded if we had not exercised such deferral right. If we exercise this interest deferral right and you sell your notes during an Optional Deferral Period, you may not receive the same return on your investment as a holder that continues to hold its notes until we pay the deferred interest following the end of such Optional Deferral Period. In addition, as a result of our right to defer interest payments, the market price of the notes may be more volatile than other securities that do not have these rights.

Holders subject to U.S. federal income taxation may have to pay taxes on interest on the notes before they receive payments from us.

If we defer interest payments on the notes, a holder that is subject to U.S. federal income tax on a net income basis will be required to accrue interest income for U.S. federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the notes, even if such holder normally reports income when received. As a result, such a holder will be required to include the accrued interest in its gross income for United States federal income tax purposes even though the holder will not have received any cash. A holder’s adjusted tax basis in a note generally will be increased by such amounts that it was required to include in gross income. Unpaid interest accrued on the notes during an Optional Deferral Period will be payable on the Interest Payment Date immediately following the last day of such Optional Deferral Period. If a holder sells its notes on or before the record date for such Interest Payment Date, then all of the interest accrued on such notes during the Optional Deferral Period will be paid to the person who is the registered owner of those notes at the close of business on such record date, and the holder that sold those notes will not receive from us any of the interest that accrued on those notes during the Optional Deferral Period and that such holder reported as income for tax purposes. Holders should consult their tax advisors regarding the tax consequences of an investment in the notes. For more information regarding the U.S. federal income tax consequences of owning and disposing of the notes, see “U.S. Federal Income Tax Consequences.”

Holders of the notes will have limited rights of acceleration.

Holders of the notes and the trustee under the indenture may accelerate payment of the principal and interest on the notes only upon the occurrence and continuation of certain events of default. Payment of principal and interest on the notes may be accelerated upon the occurrence of an Event of Default under the indenture related to failure to pay interest within 30 days after it is due, failure to pay principal or premium, if any, on the notes when due, and certain events of bankruptcy, insolvency, receivership or reorganization relating to The AES Corporation (but not its subsidiaries). Holders of the notes and the trustee will not have the right to accelerate payment of the principal or interest on the notes upon the breach of any other covenant in the indenture. See “Description of the Notes—Option to Defer Interest Payments” and “Description of the Notes—Events of Default.”

You cannot be sure that an active trading market will develop for these notes, which may hinder your ability to liquidate your investment.

The notes are a new issue of securities with no established trading market. We have been informed by the underwriters that they intend to make a market for the notes after the offering is completed. However, the underwriters may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activity will be subject to limits imposed by the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. As a result, we cannot assure that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

Credit rating downgrades could adversely affect the trading price of the notes. In addition, we may redeem the notes if a rating agency makes certain changes in the equity credit methodology for securities such as the notes.

The trading price for the notes may be affected by our credit rating. Credit ratings are continually revised. Any downgrade in our credit ratings could increase our borrowing costs and adversely affect the trading prices of the notes or the trading markets for the notes to the extent trading markets for the notes develop. Credit ratings are not recommendations to purchase, hold or sell the notes. Further, the credit ratings agencies may, from time to time in the future, change the way they analyze securities with features similar to the notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to subordinated securities with features similar to the notes. If any rating agencies change their practices for rating these types of securities in the future, and the ratings of the notes are subsequently lowered, the trading price of the notes could be negatively affected. In addition, we may redeem the notes, at our option, in whole but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the notes. See “Description of the Notes—Redemption—Redemption Following a Rating Agency Event.”

The notes are subject to early redemption.

As described under “Description of the Notes—Redemption,” we may at our option redeem the notes in whole or in part at the times and the applicable redemption price described thereunder. Consequently, we may choose to redeem your notes at a time when prevailing interest rates are lower than the effective interest rate paid on your notes and at times when the trading price of your notes is above the redemption price. You may not be able to reinvest the redemption proceeds in an investment with a return that is as high as the return you would have earned on the notes if they had not been redeemed and with a similar level of investment risk.

Investors should not expect us to redeem the notes on the first or any other date on which they are redeemable.

We may redeem some or all of the notes, at our option, in whole or in part, (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date, at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, subject to the terms described in the first paragraph under “Description of the Notes—Redemption—Redemption Procedures; Cancellation of Redemption” in this prospectus supplement, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date. In addition, the notes may be redeemed by us at our option, in whole but not in part, following the occurrence and during the continuance of either a Tax Event or a Rating Agency Event (as those terms are defined under “Description of the Notes—Redemption” in this prospectus supplement). Any decision we may make at any time to redeem the notes before their final maturity date will depend upon, among other things, the strength of our balance sheet, our results of operations, our access to the capital markets, interest rates, our growth strategy, and general market conditions at such time. Accordingly, while we may decide to do so, investors should not expect us to redeem the notes on the first or any other date on which they are redeemable.

We have a significant amount of debt, which could adversely affect our business and our ability to fulfill our obligations.

As of September 30, 2024, we had approximately $29.0 billion of outstanding debt on a consolidated basis, of which approximately $4.9 billion is classified as current maturity. Since we have such a high level of debt, a substantial portion of cash flow from operations must be used to make payments on this debt. This high level of debt and related security could have other important consequences to us and our investors, including:

•	making it more difficult to satisfy debt service and other obligations at The AES Corporation or individual subsidiaries;

•

increasing the likelihood of a downgrade of our debt, which could cause future debt costs and/or payments to increase under our debt and related hedging instruments and consume an even greater portion of cash flow;

•	increasing our vulnerability to general adverse industry and economic conditions, including but not limited to adverse changes in foreign exchange rates, interest rates and commodity prices;

•	reducing available cash flow to fund other corporate purposes and grow our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	placing us at a competitive disadvantage to our competitors that are not as highly leveraged; and

•

limiting, along with the financial and other restrictive covenants relating to such indebtedness, among other things, our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

The agreements governing our debt, including the debt of our subsidiaries, limit, but do not prohibit the incurrence of additional debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on our debt, including the notes, when due. If we were to become more leveraged, the risks described above would increase. Further, our actual cash requirements in the future may be greater than expected. Accordingly, our cash flows may not be sufficient to repay at maturity all of the outstanding debt, including the notes, as it becomes due and, in that event, we may not be able to borrow money, sell assets, raise equity or otherwise raise funds on acceptable terms or at all to refinance our debt as it becomes due. In addition, our ability to refinance existing or future indebtedness will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could come at higher interest rates or may require us to comply with onerous covenants, which could restrict our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes or incorporates by reference statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot assure you that they will prove to be correct.

Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Some of those factors (in addition to the factors described under “Risk Factors” above or the risk factors incorporated by reference into this prospectus supplement) include:

•

the economic climate, particularly the state of the economy in the areas in which we operate, which impacts demand for electricity in many of our key markets, including the fact that the global economy faces considerable uncertainty for the foreseeable future, which further increases many of the risks discussed herein and in our Annual Report;

•

changes in the price of electricity at which our generation businesses sell into the wholesale market and our utility businesses purchase to distribute to their customers, and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk;

•

changes in the prices and availability of coal, gas and other fuels (including our ability to have fuel transported to our facilities) and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk, and our ability to meet credit support requirements for fuel and power supply contracts;

•

changes in and access to the financial markets, particularly changes affecting the availability and cost of capital in order to refinance existing debt and finance capital expenditures, acquisitions, investments and other corporate purposes;

•	changes in inflation, demand for power, interest rates and foreign currency exchange rates, including our ability to hedge our interest rate and foreign currency risk;

•

our ability to fulfill our obligations, manage liquidity and comply with covenants under our recourse and non-recourse debt, including our ability to manage our significant liquidity needs and to comply with covenants under our revolving credit facility and other existing financing obligations;

•	our ability to receive funds from our subsidiaries by way of dividends, fees, interest, loans or otherwise;

•

changes in our or any of our subsidiaries’ corporate credit ratings or the ratings of our or any of our subsidiaries’ debt securities or preferred stock, and changes in the rating agencies’ ratings criteria;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	our ability to compete in markets where we do business;

•	our ability to operate power generation, distribution and transmission facilities, including managing availability, outages and equipment failures;

•	our ability to manage our operational and maintenance costs and the performance and reliability of our generating plants, including our ability to reduce unscheduled down times;

•

our ability to enter into long-term contracts, which limit volatility in our results of operations and cash flow, such as PPAs, fuel supply, and other agreements and to manage counterparty credit risks in these agreements;

•

variations in weather, especially mild winters and cooler summers in the areas in which we operate, the occurrence of difficult hydrological conditions for our hydropower plants, as well as hurricanes and other storms and disasters, wildfires and low levels of wind or sunlight for our wind and solar facilities;

•	pandemics, or the future outbreak of any other highly infectious or contagious disease;

•	the performance of our contracts by our contract counterparties, including suppliers or customers;

•	severe weather and natural disasters;

•	our ability to manage global supply chain disruptions;

•	our ability to raise sufficient capital to fund development projects or to successfully execute our development projects;

•	the success of our initiatives in renewable energy projects and energy storage projects;

•	the availability of government incentives or policies that support the development of renewable energy generation projects;

•	our ability to execute on our strategies or achieve expectations related to environmental, social, and governance matters;

•	our ability to keep up with advances in technology;

•	changes in number of customers or in customer usage;

•	the operations of our joint ventures and equity method investments that we do not control;

•	our ability to achieve reasonable rate treatment in our utility businesses;

•	changes in laws, rules and regulations affecting our international businesses, particularly in developing countries;

•

changes in laws, rules and regulations affecting our utilities businesses, including, but not limited to, regulations which may affect competition, the ability to recover net utility assets and other potential stranded costs by our utilities;

•

changes in law resulting from new local, state, federal or international energy legislation and changes in political or regulatory oversight or incentives affecting our wind business and solar projects, our other renewables projects and our initiatives in greenhouse gas reductions and energy storage, including government policies or tax incentives;

•	changes in environmental laws, including requirements for reduced emissions, greenhouse gas legislation, regulation, and/or treaties and coal combustion residuals regulation and remediation;

•	changes in tax laws, including U.S. tax reform, and challenges to our tax positions;

•	the effects of litigation and government and regulatory investigations;

•	the performance of our acquisitions;

•	our ability to maintain adequate insurance;

•	decreases in the value of pension plan assets, increases in pension plan expenses, and our ability to fund defined benefit pension and other postretirement plans at our subsidiaries;

•	losses on the sale or write-down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;

•	changes in accounting standards, corporate governance and securities law requirements;

•	our ability to maintain effective internal controls over financial reporting;

•	our ability to attract and retain talented directors, management and other personnel;

•	cyber-attacks and information security breaches; and

•	data privacy.

These factors, in addition to others described herein under “Risk Factors,” in our Annual Report, Quarterly Report and in subsequent securities filings, should not be construed as a comprehensive listing of factors that could cause results to vary from our forward-looking information.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

USE OF PROCEEDS

The net proceeds from this offering are estimated to be approximately $    million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay existing indebtedness, including borrowings under the revolving facility of our senior credit facility, and for general corporate purposes.

DESCRIPTION OF THE NOTES

The  % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 (the “notes”) will be a series of our junior subordinated debt securities issued under an indenture between The AES Corporation and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), dated as of May 21, 2024, as supplemented by a second supplemental indenture to be dated as of the Original Issue Date (as defined below) (as so amended, the “Indenture”). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition in the Indenture of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated into this prospectus supplement by reference. Forms of the notes and the Indenture have been or will be filed with the SEC and you may obtain copies as described under “Where You Can Find More Information” in the accompanying prospectus.

As used in this “Description of the Notes”, the terms “AES”, “we”, “us” and “our” mean The AES Corporation, and do not include any of its subsidiaries, unless otherwise specified or the context otherwise requires.

The Indenture will not limit the aggregate principal amount of junior subordinated debt that may be issued thereunder and will provide that junior subordinated debt securities may be issued thereunder from time to time in one or more series.

General

The notes will constitute a separate series of our subordinated debt securities under the Indenture and will be issued in the aggregate principal amount of $    . We may, from time to time, without notice to or consent of the holders of the notes, issue additional notes and any such additional notes shall form a single series under the Indenture with the notes offered by this prospectus supplement; provided that if any such additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will be issued under a separate CUSIP number. Any such additional notes shall have the same form and terms as the notes offered by this prospectus supplement (other than the offering price, the date of issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first Interest Payment Date, and except that the provisions of the notes specifying the rate of interest thereon to but excluding the First Reset Date (as defined below) shall not be applicable to any such additional notes whose date of original issuance is on or after the First Reset Date).

Interest Rate and Maturity

The notes will mature on July 15, 2055 (the “Final Maturity Date”). The notes will be subject to redemption at our option as described below under “—Redemption”.

The notes will bear interest (i) from and including    , 2024 (the “Original Issue Date”) to, but excluding, July 15, 2030 (the “First Reset Date”) at the rate of    % per annum (the “Initial Interest Rate”) and (ii) from and including the First Reset Date, during each Reset Period (as defined below) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below) plus a spread of    %, to be reset on each Reset Date (as defined below). Interest on the notes will accrue from the Original Issue Date and will be payable semi-annually in arrears on January 15 and July 15 (each, an “Interest Payment Date”) of each year, beginning on July 15, 2025, to the holders of record at the close of business on the immediately preceding January 1 and July 1, respectively (each, a “Record Date”), subject to our right to defer interest payments as described below under “—Option to Defer Interest Payments.” Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days (as defined below) immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be the Initial Interest Rate.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

“Reset Date” means the First Reset Date and July 15 of every fifth year after 2030.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

As used under this caption “Description of the Notes,” the term “business day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the notes at such time. Unless we have validly called all of the outstanding notes for redemption on a redemption date occurring prior to the First Reset Date, we will appoint a calculation agent for the notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if we have called all of the outstanding notes for redemption on a redemption date occurring prior to the First Reset Date but we do not redeem all of the outstanding notes on such redemption date, we will appoint a calculation agent for the notes as promptly as practicable after such proposed redemption date. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there shall always be a calculation agent in respect of the notes when so required). We may appoint AES or an affiliate of AES as calculation agent.

As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify, or cause the calculation agent to promptly notify, the Trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period (as defined below under “—Option to Defer Interest Payments”) beginning on or after the First Reset Date, will be on file at our principal offices, will be made available to any holder or beneficial owner of the notes upon request and will be final and binding in the absence of manifest error.

If any Interest Payment Date, redemption date or the maturity date of the notes is not a business day (as defined in the Indenture) at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day (as defined in the Indenture) at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable Interest Payment Date, redemption date or maturity date, as the case may be.

No Listing

The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system.

Ranking

The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined below under “—Subordination”), to the extent and in the manner set forth under the caption “—Subordination” below. The notes will rank equally in right of payment with our existing 7.600% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 and with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment. At September 30, 2024, AES had approximately $5.6 billion aggregate principal amount of Senior Indebtedness outstanding and $950 million aggregate principal amount of its 7.600% Fixed-to-Fixed Reset Rate Junior Subordinated Notes outstanding.

In addition, the notes will be effectively subordinated in right of payment to any secured indebtedness we may incur (to the extent of the value of the collateral securing such secured indebtedness). As of September 30, 2024, AES had no secured debt outstanding as a result of its receipt of an investment grade rating by Standard & Poor’s in November 2020. As a result, the collateral under the indenture governing our senior secured notes (such indenture, the “Secured Indenture”) and our senior credit facility were released from the liens securing our obligations thereunder. However, if at least two of Moody’s, Standard & Poor’s and Fitch cease to provide an investment grade rating to our long-term debt securities, and we were unable to obtain an investment grade rating by another ratings agency, the collateral reversion provisions in the Secured Indenture and our senior credit facility would require us to secure the indebtedness outstanding under these instruments with substantially the same collateral.

The notes are our obligations exclusively and are not the obligations of any of our subsidiaries or any entities we account for as equity method investments. Because we conduct our operations primarily through, and substantially all our consolidated assets are held by, our subsidiaries and entities we do not control, which include equity method investments, the notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities and any preferred equity of our subsidiaries. At September 30, 2024, our subsidiaries, excluding entities held for sale, had non-recourse debt of approximately $22.5 billion outstanding, to which the notes would be effectively subordinated in right of payment.

The Indenture does not limit the amount of Senior Indebtedness or secured indebtedness that may be incurred by AES or the amount of other indebtedness or liabilities that may be incurred by AES or any of its subsidiaries. For additional information, see “Risk Factors—Risks Related to the Notes—The notes are subordinated or effectively subordinated to all other indebtedness of AES and its subsidiaries (other than any unsecured indebtedness AES has incurred or may incur in the future that ranks junior to, or pari passu with, the notes including AES’ existing 7.600% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055), and the Indenture does not limit the aggregate amount of indebtedness that AES or its subsidiaries may incur” in this prospectus supplement and “Risk Factors—Risks Related to our Indebtedness and Financial Condition—The AES Corporation’s ability to make payments on its outstanding indebtedness is dependent upon the receipt of funds from our subsidiaries.” in our Annual Report on Form 10-K for the year ended December 31, 2023 incorporated by reference in this prospectus supplement and the accompanying prospectus.

Agreement by Holders to Tax Treatment

Each holder (and beneficial owner) of the notes will, by accepting any notes (or a beneficial interest therein), be deemed to have agreed that such holder (or beneficial owner) intends that the notes constitute indebtedness of AES, and will treat the notes as indebtedness of AES, for United States federal, state and local tax purposes.

Subordination

The notes will be subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. This means that upon:

(a)

any payment by, or distribution of the assets of, AES upon its dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings; or

(b)	a failure to pay any interest, principal or other monetary amounts due on any of AES’s Senior Indebtedness when due and continuance of that default beyond any applicable grace period; or

(c)	acceleration of the maturity of any Senior Indebtedness of AES as a result of a default;

the holders of all of AES’s Senior Indebtedness will be entitled to receive:

•	in the case of clause (a) above, payment of all amounts due or to become due on all Senior Indebtedness; or

•	in the case of clauses (b) and (c) above, payment of all amounts due on all Senior Indebtedness,

before the holders of the notes are entitled to receive any payment. So long as any of the events in clauses (a), (b), or (c) above has occurred and is continuing, any amounts payable or assets distributable on the notes will instead be paid or distributed, as the case may be, directly to the holders of Senior Indebtedness to the extent necessary to pay, in the case of clause (a) above, all amounts due or to become due upon all such Senior Indebtedness, or, in the case of clauses (b) and (c) above, all amounts due on all such Senior Indebtedness, and, if any such payment or distribution is received by the Trustee under the Indenture or the holders of any of the notes before all Senior Indebtedness due and to become due or due, as applicable, is paid, such payment or distribution must be paid over to the holders of the unpaid Senior Indebtedness. Subject to paying the Senior Indebtedness due and to become due in the case of clause (a) or the Senior Indebtedness due in the case of clauses (b) and (c), the holders of the notes will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments applicable to the Senior Indebtedness until the notes are paid in full.

“Senior Indebtedness” means, with respect to the notes, (i) indebtedness of AES, whether outstanding at the date of the Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by AES (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by AES; (ii) all finance lease obligations of AES; (iii) all obligations of AES issued or assumed as the deferred purchase price of property, all conditional sale obligations of AES and all obligations of AES under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of AES for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which AES is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the notes.

For purposes of the Indenture and anything therein to the contrary notwithstanding, the notes shall rank equally in right of payment with the Other Junior Subordinated Notes (as defined below), the Other Junior Subordinated Notes shall not constitute Senior Indebtedness with respect to the notes, and the notes shall not constitute Senior Indebtedness with respect to the Other Junior Subordinated Notes.

“Other Junior Subordinated Notes” means AES’ 7.600% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055, which constitutes a separate series of our debt securities under the Indenture and were originally issued on May 21, 2024, together with any additional debt securities of the same series which may in the future be issued under the Indenture upon any re-opening of such series.

Due to the subordination of the notes, if assets of AES are distributed upon its dissolution, winding-up, liquidation or reorganization, holders of its Senior Indebtedness and other indebtedness and obligations that are not equal or junior to the notes in right of payment will likely recover more, ratably, than holders of the notes, and it is possible that no payments will be made to the holders of the notes. The subordination provisions described above will cease to apply in the event of defeasance or satisfaction and discharge of the notes as described under “—Defeasance and Discharge” and “—Satisfaction and Discharge,” respectively.

The notes and the Indenture do not limit our ability to incur Senior Indebtedness or our or any of our subsidiaries’ ability to incur other secured and unsecured indebtedness or liabilities or to issue preferred equity. We expect that we and our subsidiaries will incur substantial additional amounts of indebtedness, including Senior Indebtedness, in the future.

Redemption

Optional Redemption

We may redeem some or all of the notes, at our option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date, at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

Redemption Following a Tax Event

We may at our option redeem the notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined below) at a redemption price in cash equal to 100% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the notes to, but excluding, the redemption date.

A “Tax Event” means that we have received an opinion of counsel experienced in such matters to the effect that, as a result of:

•

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•

a threatened challenge asserted in writing in connection with a tax audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Redemption Following a Rating Agency Event

We may at our option redeem the notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined below) at a redemption price in cash equal to 102% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the notes to, but excluding, the redemption date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for AES (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the notes, (a) as such methodology was in effect on the date of this prospectus supplement, in the case of any rating agency that published a rating for AES as of the date of this prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for AES, in the case of any rating agency that first publishes a rating for AES after the date of this prospectus supplement (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the notes by such rating agency had the current methodology not been changed.

Redemption Procedures; Cancellation of Redemption

Notwithstanding any statement under this caption “—Redemption” to the contrary, installments of interest on the notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date for the notes will be payable on that Interest Payment Date to the registered holders thereof as of the close of business on the relevant Record Date according to the terms of the notes and the Indenture, except that, if the redemption date for any notes falls on any day during an Optional Deferral Period (as defined below under “—Option to Defer Interest Payments”), accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest (as defined below under “—Option to Defer Interest Payments”)) on such notes will be paid on such redemption date to the persons entitled to receive the redemption price of such notes. For the avoidance of doubt, the Interest Payment Date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Notice of redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in the immediately preceding paragraph, accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in the next succeeding paragraph and (b) such redemption shall have been canceled in accordance with the provisions of the next succeeding paragraph because such condition shall not have been satisfied. If only part of a note is redeemed, the Trustee will issue in the name of the registered holder of the note and deliver to such holder a new note in a principal amount equal to the unredeemed portion of the principal of the note surrendered for redemption. If we elect to redeem all or a portion of the notes, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the Trustee of monies sufficient to pay the redemption price.

If, at the time a notice of redemption is given, (i) we have not effected satisfaction and discharge or defeasance of the notes as described under “—Satisfaction and Discharge” or “—Defeasance and Discharge” and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge or defeasance of the notes, then, if the notice of redemption so provides and at our option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and we shall not be required to redeem the notes called for redemption on such redemption date. In the event that a redemption is canceled, we will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the registered holders of the notes called for redemption (which notice will also indicate that any notes or portions thereof surrendered for redemption shall be returned to the applicable holders), and we will direct the Trustee to, and the Trustee will, promptly return any notes or portions thereof that have been surrendered for redemption to the applicable holders.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price or the proposed redemption is canceled in accordance with the provisions set forth in the immediately preceding paragraph, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Option to Defer Interest Payments

So long as no Event of Default (as defined below under “—Events of Default”) with respect to the notes has occurred and is continuing, we may, at our option, defer interest payments on the notes, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (as defined below) each (each such deferral period, commencing on the Interest Payment Date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the Final Maturity Date of the notes or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the notes will continue to accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes). In addition, during any Optional Deferral Period interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the notes during an Optional Deferral Period, except upon a redemption of any notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the notes shall have been declared due and payable as the result of an Event of Default with respect to the notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the notes shall become due and payable). All references in the notes and, insofar as relates to the notes, the Indenture, to “interest” on the notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, we may elect, at our option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the Final Maturity Date of the notes. We may also elect, at our option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, we may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, we may not begin a new Optional Deferral Period unless we have paid all accrued and unpaid interest on the notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

During any Optional Deferral Period, we will not do any of the following (subject to the exceptions set forth in the next succeeding paragraph):

•	declare or pay any dividends or distributions on any Capital Stock (as defined below) of AES;

•	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of AES;

•	pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of AES that ranks equally with or junior to the notes in right of payment; or

•	make any payments with respect to any guarantees by AES of any indebtedness if such guarantees rank equally with or junior to the notes in right of payment.

However, during an Optional Deferral Period, we may (a) declare and pay dividends or distributions payable solely in shares of our common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of our common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by us to all holders of our common stock of rights entitling them to subscribe for or purchase common stock or any class or series of our preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of our common stock, (c) issue any of shares of our Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify our Capital Stock or exchange or convert one class or series of our Capital Stock for another class or series of our Capital Stock, (e) purchase fractional interests in shares of our Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of our common stock related to the issuance of our common stock or rights under any dividend reinvestment plan or related to any of our benefit plans for our directors, officers, employees, consultants or advisors, including any employment contract, and (g) for the avoidance of doubt, convert convertible Capital Stock of AES into other Capital Stock of AES in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).

We will give the holders of the notes and the Trustee notice of our election of, or any shortening or extension of, an Optional Deferral Period at least 10 business days prior to the earlier of (1) the next succeeding Interest Payment Date or (2) the date upon which we are required to give notice to any applicable self-regulatory organization or to holders of the notes of the next succeeding Interest Payment Date or the Record Date therefor. The Record Date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the regular Record Date with respect to such Interest Payment Date.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Interest Payment Period” means the semi-annual period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding July 15, 2025.

Events of Default

An “Event of Default” occurs with respect to the notes if:

(a)

we default in paying principal or premium, if any, on the notes when due, upon acceleration, redemption or otherwise (whether or not such payment is prohibited by the subordination provisions applicable to the notes);

(b)

we default in paying interest on the notes when it becomes due (whether or not such payment is prohibited by the subordination provisions applicable to the notes), except as the result of a deferral of interest payments in accordance with the provisions discussed above under “—Option to Defer Interest Payments”, and the default continues for a period of 30 days;

(c)

we default in performing or breach any other covenant or agreement in the Indenture with respect to the notes and the default or breach continues for a period of 60 consecutive days after written notice by the Trustee or by the holders of 33% or more in aggregate principal amount of the notes issued under the Indenture affected thereby; or

(d)	AES files for bankruptcy or other specified events of bankruptcy, insolvency, receivership or reorganization occur with respect to AES.

If an Event of Default with respect to the notes specified in clause (a) or (b) above occurs and is continuing, the Trustee or the holders of at least 33% in aggregate principal amount of the notes may, by written notice to us, and the Trustee at the request of at least 33% in aggregate principal amount of notes will, declare the principal, premium, if any, and accrued interest on the notes (including, without limitation, any deferred interest and, to the extent permitted by applicable law, any compound interest) to be immediately due and payable (notwithstanding any deferral of interest payments in accordance with the provisions discussed above under “—Option to Defer Interest Payments”). Upon declaration of acceleration, the principal, premium, if any, and accrued interest on the notes shall be immediately due and payable.

If an Event of Default described in clause (c) above occurs and is continuing, neither the Trustee nor the holders of the notes will be entitled to declare the principal, premium, if any, or accrued interest on the notes, to be immediately due and payable. See “Risk Factors—Holders of the notes will have limited rights of acceleration.” However, they may exercise the other rights and remedies available under the Indenture upon the occurrence of such an Event of Default.

If an Event of Default specified in clause (d) above occurs, the principal, premium, if any, and accrued interest on the notes shall be immediately due and payable, without any declaration or other act on the part of the Trustee or any holder.

If, at any time after the principal of the notes shall have become due and payable and before any judgment for payment shall have been obtained or entered, the holders of at least a majority in principal amount of the notes issued under the Indenture that have been accelerated (voting as a single class), by written notice to us and to the Trustee, may waive all past defaults with respect to the notes and rescind and annul a declaration of acceleration with respect to the notes if:

(a)

all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the notes that have become due solely by that declaration of acceleration, have been cured, waived or otherwise remedied; and

(b)

AES will have deposited with the Trustee an amount sufficient to pay all matured amounts of interest, principal and premium, if any, which have become due other than by acceleration and all amounts owed to the Trustee.

For information as to the waiver of defaults, see “—Modification and Waiver.”

Subject to certain conditions, the holders of at least a majority in principal amount of debt securities of each series issued under the Indenture that are affected (voting as a single class) may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of debt securities of such series who did not join in giving that direction, and the Trustee may take any other action it deems proper that is not inconsistent with the direction received from holders of outstanding debt securities of such series.

A holder of the notes of a series may not pursue any remedy with respect to the Indenture unless:

(a)	the holder gives the Trustee written notice of a continuing Event of Default;

(b)	the holders of at least 33% in principal amount of outstanding notes of such series makes a written request to the Trustee to pursue the remedy;

(c)	the holder or holders offer and, if requested, provide the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(e)	within that 60-day period, the holders of at least a majority in principal amount of the notes of such series do not give the Trustee a written direction that is inconsistent with the request.

However, these limitations do not apply to the right of any holder of the notes to receive payment of the principal, premium, if any, or interest on, the notes or to bring suit for the enforcement of any payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The Indenture requires that certain of our officers certify, on or before a date not more than four months after the end of each fiscal year, that to the best of those officers’ knowledge, we have fulfilled all our obligations under the Indenture. We are also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Modification and Waiver

The Indenture may be amended or supplemented without the consent of any holder of the notes of a series to:

•	cure ambiguities, defects, or inconsistencies;

•	comply with the terms in “—Restriction on Mergers, Consolidations and Sales of Assets” and “—Reports” described below;

•	comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939;

•	evidence and provide for the acceptance of appointment with respect to the notes by a successor trustee;

•	establish the form of notes of a series;

•	provide for uncertificated notes and to make all appropriate changes for such purpose; and

•	make any change that does not adversely affect the rights of any holder.

Other modifications and amendments of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the amendment (all such series voting as a separate class). However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, the notes of such series;

•	reduce the principal amount, premium, if any, or interest on the notes of such series;

•	reduce the above-stated percentage of outstanding notes, the consent of whose holders is necessary to modify or amend the Indenture with respect to the notes of such series; or

•

reduce the percentage or principal amount of outstanding debt securities of any series, the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of the debt securities issued under the Indenture, or which modifies the rights of holders of the debt securities of that series with respect to that covenant or provision, shall be deemed not to affect the rights under the Indenture of the holders of the debt securities of any other series issued under the Indenture or of the coupons appertaining to those debt securities. It is not necessary for the consent of the holders under this section of the Indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it is sufficient if the consent approves the substance thereof.

After an amendment, supplement, or waiver under this section of the Indenture becomes effective, we will give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure of us to mail a notice, or any defect therein, will not affect the validity of any supplemental indenture or waiver.

Restriction on Mergers, Consolidations and Sales of Assets

Pursuant to the Indenture, we may not consolidate with, merge with or into, or transfer all or substantially all of our assets to any Person unless:

•

AES shall be the continuing Person, or, if AES is not the continuing Person, the Person formed by such consolidation or into which we merged or to which properties and assets of ours are transferred is a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes in writing, by supplemental indenture, all our obligations under the notes; and

•

AES delivers to the Trustee (i) an opinion of counsel to the effect that such transaction and such supplemental indenture comply with the Indenture, that all conditions precedent provided for in the Indenture have been complied with and that such supplemental indenture is a legal, valid and binding obligation of AES or the continuing Person, and (ii) an officers’ certificate to the effect that immediately after giving effect to such transaction, no Event of Default has occurred and is continuing.

Reports

We will covenant to deliver to the Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports which we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Satisfaction and Discharge

The Indenture will at our request be discharged and will cease to be of further effect (except for, among other matters, certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) as to all the notes of any series outstanding, when:

•	either:

•	we have paid or caused to be paid the principal, premium, if any, and interest on all the notes of any series outstanding when due; or

•	we have delivered to the Trustee for cancellation all notes of any series theretofore authenticated; or

•

(i) all the notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable, or will by their terms become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and (ii) we have irrevocably deposited or caused to be deposited with the Trustee, in trust, funds (whether in cash or United States government obligations) in an amount sufficient to pay at maturity or upon redemption all notes of such series not theretofore delivered to the Trustee for cancellation, including principal, premium, if any, and interest due or to become due on or prior to such date of maturity, as the case may be;

•	we have paid or caused to be paid all other sums payable under the Indenture by us with respect to notes of such series; and

•

upon our request for written acknowledgment of satisfaction and discharge, we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance and Discharge

The Indenture provides that we are deemed to have paid and will be discharged from all obligations in respect of the notes of any series on the 123rd day after the deposit referred to below has been made, and that the provisions of the Indenture will no longer be in effect with respect to the notes of such series (except for, among other matters, certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

•

we have deposited with the Trustee, in trust, money and/or United States government obligations that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes of such series, on the date due thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, in accordance with the terms of the Indenture and the notes of such series;

•	we have delivered to the Trustee:

•	either:

•

an opinion of counsel to the effect that beneficial owners of such series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of our option under this “Defeasance and Discharge” provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance, and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service (the “IRS”) to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of the Indenture such that a ruling is no longer required; or

•	a ruling directed to the Trustee received from the IRS to the same effect as the aforementioned opinion of counsel; and

•

an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

•

immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound, and

•

if at that time the notes of such series are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that such notes will not be delisted as a result of a deposit, defeasance and discharge.

Defeasance of Certain Obligations

The indenture provides that we may make the same type of deposit referred to above under “—Defeasance and Discharge” and be released from certain restrictive covenants in the notes of any series, including the covenants described above under “—Restriction on Mergers, Consolidations and Sales of Assets” and “—Reports”, and clause (3) described above under “—Events of Default” shall no longer be deemed Events of Default, if:

•

we have deposited with the Trustee, in trust, money and/or United States government obligations that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes of such series, on the date due thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, in accordance with the terms of the Indenture and the notes of such series;

•	we have delivered to the Trustee:

•

an opinion of counsel to the effect that beneficial owners of such series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of our option under this “Defeasance of Certain Obligations” provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred; and

•

an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

•

immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound, and

•

if at that time the notes of such series are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that such notes will not be delisted as a result of a deposit, defeasance and discharge.

Book-Entry, Delivery and Form

Except as set forth below, each series of notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Each series of notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Depositary Procedures—Exchange of Global Notes for Certificated Notes” below.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We and the Trustee take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or the Indirect Participants. The ownership of interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes that are not Participants may hold their interests indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest (including additional interest) and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(a)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(b)	any other matter relating to the actions or practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between Participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counter-party in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets the settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day fund settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, and we fail to appoint a successor depositary, or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	at our option, we notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes and DTC requests such exchange.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated

Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) through the paying agent by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes through the paying agent by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing Law

The Indenture and notes will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

AES and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that meet both of the following conditions:

•

they are purchased by those initial holders who purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all aspects of U.S. federal income taxation and does not deal with all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules such as:

•	former U.S. citizens or expatriates;

•	financial institutions;

•	insurance companies;

•	dealers or traders using a mark-to-market method of tax accounting for the notes;

•	persons holding notes as part of a hedge, “straddle” or integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies or real estate investment trusts;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to any special tax accounting rules under Section 451 of the Code;

•	tax-exempt organizations; or

•	persons subject to the alternative minimum tax.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner with respect to such notes will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding notes should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the partnership’s holding and disposing of the notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Regulations in effect as of the date of this prospectus supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect.

This summary addresses only U.S. federal income tax consequences. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the U.S. federal income or other federal tax laws (including estate and gift tax laws and the Medicare tax on investment income) to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Classification of the Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the notes. In the opinion of Davis Polk & Wardwell LLP, under current law and based on the facts contained in this prospectus supplement, the terms of the indenture and the notes, and such assumptions and representations of the Company and its officers and other representatives as are customary for transactions similar in nature to those described in this prospectus supplement and which were relied upon in rendering this opinion, the notes should be classified for U.S. federal income tax purposes as indebtedness (although there is no controlling authority directly on point). The opinion of Davis Polk & Wardwell LLP is not binding on the Internal Revenue Service (the “IRS”) or the courts. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus supplement. Accordingly, we cannot assure holders that the IRS will not challenge the opinion described herein or that a court would not sustain such a challenge. If the IRS were to successfully challenge the classification of the notes as indebtedness, interest payments on the notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-U.S. Holders (as defined below), interest payments treated as dividends would be subject to withholding of United States income tax, except to the extent provided by an applicable income tax treaty. In addition, such a determination would constitute a Tax Event that would entitle us to redeem the notes as described under “Description of the Notes—Redemption—Redemption Following a Tax Event.” We agree, and by acquiring an interest in a note, each holder of a note will agree, to treat the notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment. Holders should consult their tax advisors regarding the tax consequences that would apply if the notes are not treated as indebtedness for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

The notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. If the notes were not treated as variable rate debt instruments, then the notes would be treated as “contingent payment debt instruments,” in which case U.S. Holders could be required to accrue interest income on the notes in excess of stated interest and would be required to treat as ordinary income rather than as capital gain any income realized on a taxable disposition of the notes. Applicable Treasury Regulations set forth rules to determine whether a variable rate debt instrument is treated as issued with original issue discount for U.S. federal income tax purposes (“OID”). Based on the application of these Treasury Regulations and the expected pricing terms of the notes, we do not expect the pricing of the notes to result in the notes as being treated as issued with OID. We have the option under certain circumstances to defer payments of stated interest on the notes. Under the Treasury Regulations relating to OID, a debt instrument is deemed to be issued with OID if there is more than a “remote” contingency that periodic stated interest payments due on the instrument will not be timely paid. We believe the likelihood of our exercising the option to defer payment of stated interest on the notes is remote within the meaning of the Treasury Regulations because our exercise of the option to defer payments of stated interest on the notes would generally prevent us from:

•	declaring or paying any dividend or distribution on any Capital Stock of The AES Corporation;

•	redeeming, purchasing, acquiring or making a liquidation payment with respect to any Capital Stock of The AES Corporation;

•	paying any principal, interest or premium on, or repaying, repurchasing or redeeming, any indebtedness of The AES Corporation that ranks equally with or junior to the notes in right of payment; and

•	making any payments with respect to any guarantees by The AES Corporation of any indebtedness if such guarantees rank equally with or junior to the notes in right of payment.

Similarly, if certain circumstances occur (see “Description of the Notes—Redemption—Redemption Following a Rating Agency Event”), we will be obligated to pay amounts in excess of stated principal on the notes. If there is only a remote likelihood that such payments will be made, such excess payments will not affect the amount of interest income that a U.S. Holder recognizes. We believe the likelihood that we will make any such payments is remote within the meaning of the Treasury Regulations.

Based on these positions, a U.S. Holder should generally be required to recognize any stated interest as ordinary income at the time it is received or accrued on the notes in accordance with such holder’s regular method of accounting for United States federal income tax purposes.

Our determination that the contingencies described above are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. There can be no assurance that the IRS or a court will agree with these positions. The meaning of the term “remote” in the Treasury Regulations has not yet been addressed in any rulings or other guidance by the IRS or any court. If the possibility of interest deferral were determined not to be remote, the notes would be treated as issued with OID and all stated interest would be treated as OID as long as the notes are outstanding. In that case, U.S. Holders would be required to accrue interest income on the notes using a constant yield method whether or not they receive any cash payment attributable to that interest, regardless of their regular method of accounting for U.S. federal income tax purposes.

Moreover, if the possibility of excess payments following a Rating Agency Event were determined not to be remote, the notes could be treated as “contingent payment debt instruments,” in which case U.S. Holders could be required to accrue interest income on the notes in excess of stated interest and would be required to treat as ordinary income rather than as capital gain any income realized on a taxable disposition of the notes, as described above.

The remainder of this discussion assumes the notes will not be treated as issued with OID or as contingent payment debt instruments.

Exercise of Deferral Option

Under the Treasury Regulations, if we exercise our option to defer the payment of interest on the notes, the notes will be treated as if they had been redeemed and reissued solely for OID purposes. In that event, all remaining interest payments on the notes (including interest on deferred interest) would be treated as OID, which U.S. Holders would be required to accrue and include in taxable income, without regard to such U.S. Holders’ regular method of accounting for U.S. federal income tax purposes. The amount of OID income includible in such U.S. Holders’ taxable income would be determined on the basis of a constant yield method over the remaining term of the notes, and the actual receipt of future payments of stated interest on the notes would no longer be separately reported as taxable income. The total amount of OID that would accrue during the deferral period would be approximately equal to the amount of the cash payment due immediately following the end of that period. A U.S. Holder’s adjusted tax basis in its notes would be increased by any OID included in the U.S. Holder’s income and decreased by the actual receipt of cash interest payments on the notes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note that is a taxable disposition, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the note, which will generally equal the cost of the note. For these purposes, the amount realized does not include any amount attributable to accrued interest.

Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above. If the notes are treated as having been issued or reissued with OID, such adjusted tax basis will also be increased by the amount of any OID previously included in a U.S. Holder’s gross income with respect to the notes and decreased by any payments received on the notes since and including the date that the notes were deemed to be issued with OID.

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns will generally be filed with the IRS in connection with payments on the notes (including OID) and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include a beneficial owner who is an individual present in the United States for 183 days or more in the taxable year of disposition or who is (or may become while holding notes) a former citizen or resident of the United States. Such a beneficial owner should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Payments on the Notes

Subject to the discussions below concerning backup withholding and FATCA (as defined below), payments of principal, interest (including any OID) and premium on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest:

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•

the Non-U.S. Holder certifies on a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances, under penalties of perjury, that it is not a United States person. Special certification rules apply to notes that are held through non-U.S. intermediaries.

Subject to the discussion below concerning income of a Non-U.S. Holder that is effectively connected with the conduct of a trade or business in the United States, if a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the notes to such Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30%, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances claiming an exemption from or reduced rate of withholding under an applicable income tax treaty and complies with any other applicable procedures.

Sale, Exchange or Retirement of the Notes

A Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise, although any amounts attributable to accrued interest will generally be treated as described above under “Payments on the Notes.” See the discussion below under “FATCA” regarding withholding under the FATCA rules on gross proceeds of the sale, exchange or retirement of the notes.

Non-U.S. Holder Engaged in a U.S. Trade or Business

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if income or gain on the note is effectively connected with the conduct of such trade or business (and if required by an applicable income tax treaty, the income or gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). Such Non-U.S. Holder will be exempt from the withholding tax on interest discussed above, provided that the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI. These Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including, in the case of a corporation, the possible imposition of a branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

Backup Withholding and Information Reporting

Information returns will generally be filed with the IRS in connection with interest payments on the notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes, and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

FATCA

Provisions in the Code and the U.S. Treasury Regulations promulgated thereunder, commonly referred to as “FATCA,” generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest on the notes (including any OID) and to payments of gross proceeds of the sale, exchange or retirement of the notes. However, under proposed U.S. Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) no withholding will apply on payments of gross proceeds. Non-U.S. Holders, and U.S. Holders holding notes through a non-U.S. intermediary, should consult their tax advisors regarding the potential application of FATCA to the notes.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement between us and J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC and Credit Agricole Securities (USA) Inc., as representatives of the underwriters named below, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the aggregate principal amount of notes set forth opposite such underwriter’s name below.

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Wells Fargo Securities, LLC
Morgan Stanley & Co. LLC
Credit Agricole Securities (USA) Inc.

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all notes if they purchase any notes.

The underwriters propose to offer some of the notes of each series directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and some of the notes of each series to dealers at the applicable public offering price. After the initial offering of the notes of the applicable series to the public, the underwriters may change the related public offering prices and concessions. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters’ right to reject any order in whole or in part.

Discounts and Commissions

The notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a price that represents a concession not in excess of  % of the principal amount of the notes. Any such securities dealers may resell notes to certain other dealers at a price that represents a concession of not more than  % of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The following table shows the underwriting discounts to be received by the underwriters in connection with this offering:

Per Note	%

The notes are new issues of securities with no established trading markets. We have been advised by the underwriters that the underwriters intend to make a market of the notes but they are not obligated to do so and may discontinue market making with respect to the notes at any time without notice. No assurance can be given as to the liquidity of any public trading markets for the notes or the development or continuation of such trading markets.

In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes of a series in excess of the aggregate principal amount of notes of such series to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while this offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

We estimate that our total expenses for this offering, excluding underwriting discounts, will be approximately $    million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, cash management, investment banking, commercial banking and general financing services for us and our affiliates in the ordinary course of business for which they have received, or may receive, customary fees and expenses. Affiliates of certain of the underwriters are agents and/or lenders under our revolving credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. Certain of the underwriters or their affiliates have a lending relationship with us. Certain of those underwriters or their affiliates routinely hedge, certain other underwriters or their affiliates have hedged and are likely to hedge and certain other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The notes have not been and will not be offered or sold in Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (the “CO”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO, and no advertisement, invitation or document relating to the notes has been or will be issued or in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the “FIEA”)). The notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Extended Settlement

We expect that delivery of the notes will be made to investors on    , 2024, which will be the second business day following the trade date (such settlement being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes more than one business day prior to    , 2024, will be required, by virtue of the fact that the notes initially settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters in connection with the offering of the notes will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of The AES Corporation appearing in The AES Corporation’s Annual Report on Form 10-K, filed with the SEC on February 26, 2024, for the three years in the period ended December 31, 2023 and the effectiveness of The AES Corporation’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference.

PROSPECTUS

The AES Corporation

Common Stock, Preferred Stock, Depositary Shares,

Debt Securities, Warrants, Purchase Contracts and Units

We may offer from time to time common stock, preferred stock, depositary shares representing preferred stock, debt securities, warrants, purchase contracts or units. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock and corporate units are listed on the New York Stock Exchange under the symbol “AES” and “AESC”, respectively.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 56 of our annual report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 2, 2022

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

The terms “AES”, “we,” “us,” and “our” refer to The AES Corporation and its subsidiaries.

THE AES CORPORATION

Incorporated in 1981, AES is a global energy company accelerating the future of energy. Together with our many stakeholders, we are improving lives by delivering the greener, smarter energy solutions the world needs. Our diverse workforce is committed to continuous innovation and operational excellence, while partnering with our customers on their strategic energy transitions and continuing to meet their energy needs today.

We are organized into four market-oriented SBUs: US and Utilities (United States, Puerto Rico and El Salvador); South America (Chile, Colombia, Argentina and Brazil); MCAC (Mexico, Central America and the Caribbean); and Eurasia (Europe and Asia). We have two lines of business: generation and utilities. Each of our SBUs participates in our first business line, generation, in which we own and/or operate power plants to generate and sell power to customers, such as utilities, industrial users, and other intermediaries. Our US and Utilities SBU participates in our second business line, utilities, in which we own and/or operate utilities to generate or purchase, distribute, transmit and sell electricity to end-user customers in the residential, commercial, industrial and governmental sectors within a defined service area. In certain circumstances, our utilities also generate and sell electricity on the wholesale market.

Our principal offices are located at 4300 Wilson Boulevard, Arlington, Virginia 22203. Our telephone number is (703) 522-1315. Our website address is http://www.aes.com. We are not incorporating the contents of the website into this prospectus.

The name “AES” and our logo are AES owned trademarks, service marks or trade names. All other trademarks, trade names or service marks appearing or incorporated by reference in this prospectus are owned by their respective holders.

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we and/or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling securityholders may offer. Each time we and/or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

1

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at http://www.sec.gov, from which interested persons can electronically access our reports, proxy and information statements and other information that we file electronically with the SEC, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) Annual Report on Form 10-K for the year ended December  31, 2021;

(b) Definitive Proxy Statement on Schedule 14A filed with the SEC on March 3, 2021;

(c) The description of our common stock contained on Form 8-A/A filed with the SEC on May 12, 2000, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings at no cost, by writing or telephoning the office of the General Counsel, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203, telephone number (703) 522-1315.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot assure you that they will prove to be correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Some of those factors (in addition to others described elsewhere in this prospectus and in subsequent securities filings) include those factors discussed under the captions entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

2

DESCRIPTION OF SECURITIES

We and/or the selling securityholders may sell, from time to time, in one or more offerings, the following securities:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities;

•	warrants;

•	purchase contracts; and

•	units.

We will set forth in the applicable prospectus supplement or other offering material a description of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units, which may be offered under this prospectus. Any common stock or preferred stock that we offer may include rights to acquire our common stock or preferred stock under any shareholder rights plan then in effect, if applicable under the terms of any such plan. The terms of the offering of securities, including the initial offering price and the net proceeds to us, will be contained in the prospectus supplement or other offering material relating to such offer. The prospectus supplement or any other offering material may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement or other offering material before you invest in any of our securities.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of The AES Corporation appearing in The AES Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of The AES Corporation’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

3

$   % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan

Wells Fargo Securities

Morgan Stanley

Credit Agricole CIB

   , 2024